UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 19, 2008
Date of Report (Date of earliest event reported)

DORAL ENERGY CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-52738	98-0555508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 West Wall, Suite 500
Midland, TX	79701
(Address of principal executive offices)	(Zip Code)

(432) 789-1180
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Amendments to Macquarie Credit Agreement

Doral Energy Corp. (the “Company”) entered into an amendment agreement to its credit agreement (the “Credit Agreement”) with Macquarie Bank Limited (“Macquarie”) dated November 19, 2008 (the “First Amendment Agreement”). The Company and Macquarie have also entered into a second amendment agreement to the Credit Agreement dated January 9, 2009 (the “Second Amendment Agreement”). Under the First Amendment Agreement and the Second Amendment Agreement, the Credit Agreement has been amended as follows:

(a)

Macquarie has agreed to allow the Company to incur up to $200,000 in debt for office or field equipment. Prior to incurring any such indebtedness, the Company is required to obtain Macquarie’s written consent, which Macquarie has agreed not to unreasonably withhold or delay.

(b)

In the event that Macquarie determines that US dollars are not readily available to it, it may, at its discretion, refuse to provide an advance requested by the Company under the terms of the Credit Agreement, notwithstanding the fact that Macquarie may have previously approved a property development plan or authorization for expenditure to which the advance request relates.

(c)

Under the terms of the Credit Agreement, the Company may request that advances be made to it either at the prime rate of interest or at LIBOR, in either case with an additional margin rate as set out in the Credit Agreement. Under the amended terms of the Credit Agreement, the Company and Macquarie have agreed that, in the event that Macquarie determines that the LIBOR rate can not be ascertained or determined, or that the LIBOR rate would not accurately reflect the cost of funding, making or maintaining an advance under the Credit Agreement, Macquarie may refuse to make advances at the LIBOR rate. If this occurs, the Company may still request advances at the prime rate of interest plus the additional margin rate. In addition, if this occurs, any outstanding advances made under the Credit Agreement bearing interest at the LIBOR rate will instead bear interest at a rate that Macquarie determines will compensate it for the cost of funding, plus the applicable margin rate set out in the Credit Agreement.

ITEM 8.01	OTHER EVENTS

Restructuring of Hedge Position

Doral Energy Corp. (the “Company”) has restructured the hedging position used by the Company to partially protect against drops in the price of oil.

The Company’s previous hedge position was put in place in August 2008 to protect approximately 60% of Doral’s production from the possibility of a drop in the price of crude. For 2009, the volume hedged was 1700 barrels per month in a costless collar, which effectively delivered to the Company a minimum price of $100 for each of its first 1700 barrels of production per month. This hedge position had been an important piece of the Company’s strategy, as the price of crude has fallen roughly 70% from its highs in July.

The Company has re-structured its hedge position to guarantee more near-term income by closing out the Company’s old position and using the value realized to enter into a combination of a swap and a costless collar, with more volume hedged in the near term. The swap, with a fixed price of $94, covers the period from January 2009 through June 2010 and effectively guarantees Doral $94 per barrel on an average of its first 2250 barrels of production each month. From July 2010 through December 2011, there is a costless collar in effect on an average of 1850 barrels per month, guaranteeing a minimum of $60 a barrel.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits

Exhibit Number	Description of Exhibit

10.1	First Amendment to Credit Agreement between Doral Energy Corp. and Macquarie Bank Limited dated November 19, 2008.

10.2	Second Amendment to Credit Agreement between Doral Energy Corp. and Macquarie Bank Limited dated January 9, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL ENERGY CORP.
Date: January 13, 2009
	By:	/s/ Paul C. Kirkitelos

PAUL C. KIRKITELOS
Chairman of the Board, Chief Financial
Officer, Treasurer and Secretary